UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended
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NYMAGIC, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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NYMAGIC, INC.
919 Third Avenue
New York, New York 10022
April 21, 2006
Dear Shareholder:
     You are cordially invited to attend the 2006 Annual Meeting of Shareholders of NYMAGIC, INC., which will be held at 9:00 A.M., local time, on Wednesday, May 24, 2006, at the offices of Reed Smith LLP, 599 Lexington Avenue, 29th Floor, New York, New York 10022. The matters to be acted upon at the meeting are the election of directors, the ratification of the appointment of KPMG LLP as our independent auditors for 2006, and such other business as may properly come before the meeting, all as described in the attached notice of annual meeting of shareholders and proxy statement.
     It is important that your shares be represented at the meeting and voted in accordance with your wishes. Whether or not you plan to attend the meeting, we urge you to complete, date, sign and return your proxy card in the enclosed prepaid envelope as promptly as possible so that your shares will be voted at the annual meeting. This will not limit your right to vote in person or to attend the meeting.

Sincerely,

/s/ George R. Trumbull, III

Chairman

NYMAGIC, INC.
919 Third Avenue
New York, New York 10022

NYMAGIC, INC.
919 Third Avenue
New York, New York 10022

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 24, 2006

TO OUR SHAREHOLDERS:
     The Annual Meeting of Shareholders of NYMAGIC, INC., a New York corporation (the “Company”), will be held at the offices of Reed Smith LLP, 599 Lexington Avenue, 29th Floor, New York, New York 10022 on Wednesday, May 24, 2006, at 9:00 A.M., local time, for the following purposes:
1.	To elect eleven members to the Board of Directors to hold office until the 2007 Annual Meeting and until their successors are duly elected and qualified;

2.	To consider and act upon a proposal to ratify the appointment of KPMG LLP as our independent public accountants for the year ending December 31, 2006; and,

3.	To transact such other business as properly may come before the Annual Meeting and any adjournment or postponement thereof.
     All of the above matters are described more fully in the accompanying Proxy Statement.
     Our Board of Directors has fixed the close of business on April 3, 2006 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement thereof.
     To assure your representation at the Annual Meeting, please vote. Whether or not you plan to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy card promptly in the enclosed prepaid envelope. This will help ensure that your vote is counted. If you fail to return your card, your vote will not be counted, unless you attend the meeting and vote in person. You may revoke your proxy in the manner described in the Proxy Statement at any time before the proxy has been voted at the Annual Meeting.
BY ORDER OF THE BOARD OF DIRECTORS OF NYMAGIC, INC.
Paul J. Hart
Senior Vice President,
General Counsel and Secretary
April 21, 2006

NYMAGIC, INC.
919 Third Avenue
New York, New York 10022

PROXY STATEMENT
FOR
2006 Annual Meeting of Shareholders
To Be Held on Wednesday, May 24, 2006

     This Proxy Statement and accompanying form of proxy are being sent to the shareholders of NYMAGIC, INC., a New York corporation (“NYMAGIC” or the “Company”), on or about April 21, 2006, in connection with the solicitation of proxies by the Board of Directors of NYMAGIC to be voted at the 2006 Annual Meeting of Shareholders, to be held at 9:00 A.M., local time, at the offices of Reed Smith LLP, 599 Lexington Avenue, 29th Floor, New York, New York 10022 on Wednesday, May 24, 2006 (the “Annual Meeting”) and any adjournment or postponement thereof.
At the Annual Meeting, shareholders will be asked to:
1.	elect eleven members to the Board of Directors to hold office until the 2007 Annual Meeting and until their successors are duly elected and qualified;

2.	consider and act upon a proposal to ratify the appointment of KPMG LLP as our independent public accountants for the year ending December 31, 2006; and,

3.	transact such other business as properly may come before the Annual Meeting and any adjournment or postponement thereof.
     Our principal executive offices are located at 919 Third Avenue, New York, New York 10022 and our telephone number is (212) 551-0600.
     Who Can Vote. Shareholders of record of NYMAGIC common stock, $1.00 par value per share (the “Common Stock”), outstanding as of the close of business on April 3, 2006, the record date, will be entitled to notice of and to vote at the Annual Meeting. On the record date, there were 8,794,913 outstanding shares of Common Stock held by approximately 61 record holders. Each share of Common Stock is entitled to one vote on each matter to be presented for shareholder action at the Annual Meeting. There are no cumulative voting rights.
     How You Can Vote. You can only vote your shares if you are either present in person or represented by proxy at the Annual Meeting. Proxy cards are returned in envelopes addressed to NYMAGIC, INC., c/o ADP, which receives, inspects and tabulates the proxies. When a signed proxy card is returned with choices specified with respect to voting matters, the shares represented by the proxy card will be voted in accordance with the shareholder’s instructions. In the absence of instructions, duly executed proxies will be voted FOR all nominees for Director identified on page 3 and FOR the proposal to ratify the appointment of KPMG LLP as the Company’s independent public accountants for the year ending December 31, 2006. If any other matter properly is presented, the proxy holders will vote your shares in accordance with their best judgment. NYMAGIC knows of no matters other than those described below that may come before the Annual Meeting.
     Revocation of Proxies. The submission of a signed proxy will not affect the right of a holder of Common Stock to attend, or vote in person at, the Annual Meeting. Any shareholder of NYMAGIC may revoke or change their proxy at any time before it is exercised at the Annual Meeting by written notice delivered to the attention of: Corporate Secretary, NYMAGIC, INC., 919 Third Avenue, New York, New York 10022, by timely delivering another proxy dated after the proxy that you wish to revoke, or by voting in person at the Annual Meeting. Your attendance at the Annual Meeting will not by itself revoke a proxy given by you.
     Required Votes. The form of proxy provides space for a shareholder to withhold voting for any of the nominees for the Board of Directors or to abstain from voting on any other proposal if the shareholder chooses to do so. Directors are elected by a plurality of the votes cast at the Annual Meeting. All other matters require for approval the favorable vote of a majority of shares voted at the meeting in person or by proxy. Proxies submitted by brokers who do not indicate a vote for some or all of the items voted on because they do not have discretionary voting authority and have not received voting instructions are called “broker non-votes.” Under New York law, abstentions and broker non-votes, if any, will not be counted as votes cast. Therefore, they will have no effect on the outcome of the other matters to be voted on at the meeting.
     Quorum. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our Common Stock is necessary to constitute a quorum at the Annual Meeting. For purposes of determining whether a quorum is present, abstentions and broker non-votes will be included.
     A list of shareholders entitled to vote at the Annual Meeting will be available for inspection by shareholders during ordinary business hours at the principal executive offices of NYMAGIC located at 919 Third Avenue, New York, New York 10022, for a period of ten days before, and at the time and place of, the Annual Meeting.
     Solicitation. The cost of soliciting proxies will be borne by the Company. In addition to soliciting proxies by mail, proxies may be solicited by our directors, officers and other employees by personal interview, telephone, telegram and other means of communication. Such persons will receive no additional compensation for such services. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to the beneficial owners of shares of our Common Stock held of record by such brokers and other fiduciaries. The Company will reimburse the brokers and other fiduciaries for their reasonable out-of-pocket expenses incurred when the solicitation materials are forwarded. The Company does not expect to engage an outside firm to solicit votes, but if such a firm is engaged subsequent to the date of this Proxy Statement, the cost is estimated to be less than $5,000, plus reasonable out-of-pocket expenses.
Proposal No. 1: Election of Directors
     Information concerning the nominees for election to the Board of Directors is set forth below. Each nominee for election to the Board of Directors has consented to being named as a nominee and has agreed to serve if elected. NYMAGIC’s Amended and Restated By-Laws provide for a Board of Directors consisting of not fewer than nine nor more than nineteen Directors. If elected, each Director will serve for a one-year term, expiring at the Company’s 2007 annual meeting of shareholders and until his successor is duly elected and qualified. If unforeseen circumstances, such as death or disability, make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares FOR that other person. We are not aware of any circumstances that would render any nominee for Director unavailable.
     The Board of Directors has nominated Messrs. John R. Anderson, Glenn Angiolillo, John T. Baily, David E. Hoffman, A. George Kallop, William J. Michaelcheck, William D. Shaw, Jr., Robert G. Simses, George R. Trumbull, III, Glenn R. Yanoff and David W. Young to serve as Directors and, unless otherwise marked, a proxy will be voted FOR the election of such persons. Each of the nominees is currently a Director of the Company. The Board has determined that Messrs. Anderson, Angiolillo, Baily, Hoffman, Yanoff and Young are independent Directors, because they meet the independence criteria set forth in the listing standards of the New York Stock Exchange.
     On February 20, 2002, certain Company shareholders entered into a voting agreement, which was amended on March 1, 2002, January 31, 2003, March 12, 2003 and February 24, 2004, and which was amended and restated on October 12, 2005 (as amended and restated, the “Amended and Restated Voting Agreement”) with Mariner Partners, Inc. (“Mariner”) (a professional asset management company of which Mr. Michaelcheck, a member of our Board of Directors, is the beneficial owner of the majority of shares). The Amended and Restated Voting Agreement relates to approximately 15% of the Company’s issued and outstanding Common Stock as of the record date. It grants Mariner an option to purchase 1,350,000 shares of Common Stock from the participating shareholders and entitles each party to the agreement to designate certain individuals for nomination as Directors of the Company. The following candidates were nominated for election to the Board at the Annual Meeting pursuant to the provisions of the Amended and Restated Voting Agreement: Mariner nominated William J. Michaelcheck, George R. Trumbull, III, A. George Kallop and William D. Shaw, Jr.; Mark W. Blackman nominated Glenn Angiolillo; Lionshead Investments, LLC nominated John R. Anderson; Robert G. Simses nominated Robert G. Simses and Glenn R. Yanoff; and, A. George Kallop, our President and Chief Executive Officer, nominated David W. Young, John T. Baily and David E. Hoffman. After considering the qualifications of each of the candidates named above, the Nominating Committee recommended to the Board of Directors that each such candidate be nominated by the Board for election as a Director at the Annual Meeting. At the February 16, 2006 meeting of the Board of Directors, all of the candidates named above were nominated by the Board for election to the Board at the Annual Meeting. The Company is not a party to the Amended and Restated Voting Agreement. Additional information concerning the Amended and Restated Voting Agreement is contained below under the caption “Voting Agreement.”
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE
ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE ELEVEN NOMINEES LISTED BELOW.
     The following presents certain information concerning the nominees for election as Directors, including all positions and offices with the Company and its predecessors, terms of office as Director and periods during which the nominee served as such, current membership on Committees of the Board of Directors of the Company and business experience during the last five years.
Nominees for Directors

Name	Age	Director Since	Position
John R. Anderson (3)(5)(6)	61	1999	Director
Glenn Angiolillo (2)(6)	52	2002	Director
John T. Baily (2)(4)	62	2003	Director
David E. Hoffman (2)(5)(6)	56	2004	Director
A. George Kallop (1,4)	60	2005	Director, President and Chief Executive Officer
William J. Michaelcheck (3)	59	2002	Director
William D. Shaw, Jr. (1)(3)	60	2002	Director and Vice Chairman
Robert G. Simses (1)(3)(4)	59	2001	Director
George R. Trumbull, III (1)(4)	61	2002	Director and Chairman
Glenn R. Yanoff (4)(5)	49	2005	Director
David W. Young (2)(3)(4)(5)	62	2003	Director

(1)	Member of Executive Committee

(2)	Member of Audit Committee

(3)	Member of Finance Committee

(4)	Member of Underwriting Committee

(5)	Member of Human Resources Committee

(6)	Member of Nominating /Corporate Governance Committee
     John R. Anderson served as the president and owner of Cedarhill Consultants, Inc., an insurance consulting firm, as well as a sales consultant for the S&W Agency, Inc., an insurance agency, from January 1999 until his retirement in December 2001. From 1991 through December 1998, Mr. Anderson was a 50% owner of the Compain-Anderson Group, Inc., a general agency of Guardian Life Insurance Company.
     Glenn Angiolillo has served as president of GJA Corp., a consulting and advisory firm specializing in wealth management, since 1998. Previously, Mr. Angiolillo was a partner and member of the Management Committee in the law firm of Cummings & Lockwood where he concentrated in the areas of corporate law, mergers and acquisitions and banking and finance. Mr. Angiolillo serves on the board of directors of Farrel Corporation.
     John T. Baily served as the president of Swiss Re Capital Partners from 1999 until his retirement in 2002. Previously, Mr. Baily was a partner (1976-1999), national insurance industry chairman (1986-1998) and a member of the board of partners and its predecessor, the firm council (1986-1999), of the public accounting firm, Coopers & Lybrand where he led the insurance industry group. Mr. Baily serves on the board of directors of RLI Corp., Endurance Specialty, LTD and Erie Indemnity Company.
     David E. Hoffman served in a variety of positions with Accenture, the public consulting firm, from 1979 until his retirement in 2002. At the time of his retirement Mr. Hoffman was the Global Managing Partner of Accenture’s banking, investment management and insurance industry practice.
     A. George Kallop is the President and Chief Executive Officer of the Company. He became the Executive Vice President of the Company in May 2002 and in February 2004 he was appointed to the additional position of Chief Operating Officer. He was appointed to his current position effective October 1, 2005. From 1999 to 2002,

Mr. Kallop was a principal of Mariner Investment Group, Inc. a professional asset management company. Previously, Mr. Kallop was a managing director of Bear, Stearns & Co. Inc., a global investment banking, securities and brokerage firm.
     William J. Michaelcheck founded Mariner Investment Group, Inc., an affiliate of Mariner, in 1992 and continues to serve as the chairman of its board of directors. Previously, he was an executive vice president of Bear Stearns Companies Inc., the parent company of Bear, Stearns & Co. Inc., and a Senior Managing Director of Bear, Stearns & Co. Inc.
     William D. Shaw, Jr., became the Vice Chairman of the Company in May 2002. Since January 1, 2004 he has been employed by Mariner and is a member of its executive committee. He has been the managing member of Mariner LLC, an investment management company not directly affiliated with Mariner since 1999. From 1998 to 1999, Mr. Shaw served as chairman of the board of directors of Aubrey G. Lanston & Co. Inc., a securities broker-dealer, and also served as its president and chief executive officer from 1993 to 1998.
     Robert G. Simses has served as the Managing Partner of the law firm of Simses & Associates P.A. since 2001, where he practices in the area of estate and charitable planning, trust and estate administration and taxation. Previously, from 1981 to 2001 he was a partner in the law firm of Cummings & Lockwood, where he was the partner in charge of its Palm Beach, Florida office. In addition, since October 2002, Mr. Simses has served as the President and Chief Operating Officer of The William H. Pitt Foundation Inc.
     George R. Trumbull, III is the Chairman of the Company. He became the Chairman and the Chief Executive Officer of the Company in May and June 2002, respectively. Effective October 1, 2005, Mr. Trumbull resigned from his position as Chief Executive Officer. He served as chairman of the board of directors and chief executive officer of Encompys, Inc., a software services provider, from February 2001 until May 2002. From September 1999 to February 2001, Mr. Trumbull was a private investor, and from May 1994 to September 1999, he served as chief executive officer of AMP Limited, an Australian insurance and asset management company. Mr. Trumbull also served as the non-executive chairman of Select Reinsurance Ltd., a Bermuda based reinsurance company from March 2003 until December 2004.
     Glenn R. Yanoff is an area president of Risk Placement Services, Inc., a subsidiary of Arthur J. Gallagher & Co., an insurance brokerage. Until October 2004 he was a vice president and insurance underwriter with I. Arthur Yanoff & Co., Ltd. where he had been employed since 1980. He is also the chief executive officer, president and owner of Crackerjack Systems, Inc., a corporation that provides services to the insurance industry, where he has been employed since 1996.
     David W. Young has been a partner of CCP Equity Partners, LLC, a private equity/venture capital business since 2001. During 2000 and 2001 Mr. Young was a private investor. Previously from 1988 to 1999 he was the Chief Investment Officer of The Progressive Corporation.
Committees of the Board of Directors
     NYMAGIC has six standing Committees of the Board of Directors, including an Audit Committee, an Executive Committee, a Finance Committee, a Human Resources Committee, a Nominating/Corporate Governance Committee and an Underwriting Committee. During 2005, the Board of Directors held 6 meetings. The Executive Committee, Audit Committee, Finance Committee, Nominating/Corporate Governance Committee, Human Resources Committee and Underwriting Committee held 1, 9, 4, 3, 6 and 3 meetings, respectively. During their service as members of the Board in 2005, each of the Company’s Directors attended all meetings of the Board of Directors and at least 94% of the meetings of each Committee on which he served. We do not have a formal policy regarding attendance by members of the Board of Directors at our annual meeting of shareholders but we encourage all Directors to attend. We make every effort to schedule our annual meeting of shareholders at a time and date to permit attendance by Directors. At our last annual meeting, which was held on May 25, 2005, of the nine Directors then in office, eight attended.
     Audit Committee. The Audit Committee consists of the following Directors: Messrs. Glenn Angiolillo, John T. Baily, who is the Audit Committee’s chairman and financial expert, David E. Hoffman and David W. Young. All Audit Committee members meet the independence criteria and have the qualifications set forth in the listing standards of the New York Stock Exchange and Rule 10A-3 under the Securities Exchange Act of 1934. Mr.

Baily is qualified as an audit committee financial expert within the meaning of Item 401(h) of Regulation S-K under the Exchange Act and the Board of Directors has determined that he has the accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange. The Audit Committee’s responsibilities include (i) reviewing the Company’s external and internal audit functions and the adequacy of its internal accounting and financial controls, (ii) reviewing with the independent auditors their report on the Company’s financial statements and (iii) reviewing the professional services proposed to be provided by the independent auditors and considering the possible effect of such services on their independence. The Board of Directors adopted a written charter under which the Audit Committee operates on February 26, 2004. The Board of Directors reviews and assesses the adequacy of the charter of the Audit Committee on an annual basis. A copy of the charter of the Company’s Audit Committee is posted on our corporate website at www.nymagic.com and available in print to any Shareholder who requests it. Mr. Baily serves on the audit committees of three public companies in addition to NYMAGIC, INC. and the Board of Directors has determined that such simultaneous service does not impair his ability to serve effectively on the Company’s Audit Committee.
     The Audit Committee’s procedures for the pre-approval of audit and permitted non-audit services are described in “Proposal No. 2: Ratification of the Appointment of Independent Public Accountants-Audit Committee Pre-Approval Policy.”
     Executive Committee. The Executive Committee consists of the following Directors: Messrs. A. George Kallop, William D. Shaw, Jr., Robert G. Simses and George R. Trumbull, III. The Executive Committee may exercise all powers of the Board of Directors in the management of the business and affairs of the Company during intervals between meetings of the Board of Directors.
     Finance Committee. The Finance Committee consists of the following Directors: Messrs. John R. Anderson, William J. Michaelcheck, William D. Shaw, Jr., Robert G. Simses, and David W. Young. As noted above, Mr. Michaelcheck is the beneficial owner of the majority of shares of Mariner and Mr. Shaw is a shareholder and employee of Mariner. As discussed in the section entitled “Certain Relationships and Related Transactions” the Company entered into an investment management agreement with Mariner pursuant to which Mariner is responsible for managing the Company’s investment portfolio. The Finance Committee provides Mariner general investment direction and ensures that Mariner’s investments are consistent with the Company’s investment guidelines. The Finance Committee monitors and reviews the Company’s financial position and investment policy. The Company’s investment policy is reviewed quarterly and conforms to the requirements contained in the New York State Insurance Law and Regulations.
     Nominating/Corporate Governance Committee. The Nominating Committee consists of the following Directors: Messrs. John R. Anderson, Glenn Angiolillo and David E. Hoffman. All members of the Nominating/Corporate Governance Committee meet the independence criteria set forth in the listing standards of the New York Stock Exchange. The Nominating/Corporate Governance Committee is responsible for recommending qualified candidates for Director positions whose terms are to expire or are vacant. The Nominating/Corporate Governance Committee provides a report to the Board of Directors setting forth certain information about each candidate it is recommending. Any Director may recommend other candidates for available Director positions, provided that specified information about such candidates is given. The Nominating/Corporate Governance Committee will consider responsible recommendations by shareholders of candidates to be nominated as Directors of the Company. All such recommendations must be in writing and addressed to the Corporate Secretary of the Company at: Corporate Secretary, Shareholder Nominations, NYMAGIC, INC., 919 Third Avenue, New York, New York 10022. The submissions should include a current resume and curriculum vitae of the candidate and a statement describing the candidate’s qualifications and contact information for personal and professional references and must include such information about the candidate that the Company would need to include in any proxy statement for the election of Directors as well as the consent of the candidate to being named in the proxy material and to serving if elected. The submission should also include a description of all arrangements or understandings between the submitting shareholder and the candidate. By accepting a shareholder recommendation for consideration, the Nominating/Corporate Governance Committee does not undertake to adopt or to take any other action concerning the recommendation or to give the proponent its reasons for any action or failure to act. Additional information concerning shareholder proposals is contained below under the caption “Submission of Shareholder Proposals and Discretionary Voting.” The Board of Directors has adopted a written charter under which the Nominating/Corporate Governance Committee operates. The charter of the Nominating/Corporate Governance Committee is posted on our corporate website at www.nymagic.com and available in print to any Shareholder who requests it.

     Human Resources Committee. The Human Resources Committee consists of the following Directors: Messrs. John R. Anderson, David E. Hoffman, Glenn R. Yanoff and David W. Young. All members of the Human Resources Committee members meet the independence criteria set forth in the listing standards of the New York Stock Exchange. The Human Resources Committee is charged with the administration of the Company’s 1991 Stock Option Plan and the 1999 Phantom Stock Plan, as well as the review and approval of the Company’s salary structure and benefit packages. Additional information concerning the administration of these plans and the policies of the Human Resources Committee is contained below under the caption “Report of the Human Resources Committee on Executive Compensation.” The Board of Directors has adopted a written charter under which the Human Resources Committee operates. The charter of the Human Resources Committee is posted on our corporate website at www.nymagic.com and available in print to any Shareholder who requests it.
     Underwriting Committee. The Underwriting Committee currently consists of the following Directors: Messrs. George R. Trumbull, III, John T. Baily, A. George Kallop, Robert G. Simses, Glenn R. Yanoff and David W. Young. The Underwriting Committee is responsible for ensuring that the Company follows the overall underwriting strategy as defined by management and the Board of Directors. The Underwriting Committee’s duties include periodic reviews of the lines of business written by the Company, ensuring that pricing and risk selection criteria are adhered to by our underwriting staff, and making sure that the Company maintains high levels of experience and expertise in our underwriting staff.
human resources committee interlocks and insider participation
     During 2005, the Human Resources Committee of the Board of Directors consisted of Messrs. John R. Anderson, David E. Hoffman, David W. Young and Glenn R. Yanoff, who was named to the committee in December 2005. No committee member had any interlocking relationships requiring disclosure under applicable rules and regulations.
     For a description of certain relationships and transactions with members of the Board of Directors or their affiliates, see “Certain Relationships and Related Transactions.”
corporate governance
     Code of Business Conduct and Ethics. We have adopted a Code of Ethics for Senior Executive and Financial Officers as well as a Code of Business Conduct and Ethics for Directors, Officers and Employees. These codes of business conduct and ethics are designed to comply with Securities and Exchange Commission regulations and New York Stock Exchange corporate governance rules related to codes of conduct and ethics and are posted on our corporate website at www.nymagic.com and available in print to any Shareholder who requests them. Copies of our Code of Ethics for Senior Executive and Financial Officers as well as our Code of Business Conduct and Ethics for Directors, Officer and Employees are available, free of charge, upon request directed to: Corporate Secretary, NYMAGIC, INC., 919 Third Avenue, New York, NY 10022.
     Corporate Governance Guidelines. We have also adopted corporate governance standards to advance the functioning of our Board of Directors and its committees and to set forth the Board of Director’s expectations as to how it should perform its functions. Our corporate governance standards are posted on our corporate website at www.nymagic.com and available in print to any Shareholder who requests them.
     Non-Management Directors. Our non-management Directors meet at regularly scheduled executive sessions without management and our independent Directors meet separately at least once a year in executive session. Mr. John R. Anderson has been chosen by our Board of Directors to preside at these meetings.
     Shareholder Communications Policy. Our Board of Directors has adopted a policy with respect to shareholder communications with the Board of Directors. Shareholders and other interested parties may communicate directly with our Board of Directors, our non-management Directors as a group or Mr. John R. Anderson, the Director chosen to preside over non-management and independent meetings of the Board of Directors. All communications should be in writing and should be directed to our Corporate Secretary at: Corporate Secretary, NYMAGIC, INC., 919 Third Avenue, New York, NY 10022. The sender should indicate in the address whether it is intended for the entire Board of Directors, the non-management Directors as a group, an individual

Director or Mr. Anderson. Each communication received by the Corporate Secretary will be forwarded to the intended recipient or recipients in accordance with the existing instructions.
Compensation of Directors
     Directors who are not also officers of the Company receive Deferred Share Units under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan equivalent to $18,000 in Common Stock on the date of grant, except the Vice Chairman of the Board of Directors who receives Deferred Share Units under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan equivalent to $28,000 in Common Stock on the date of grant, as an annual retainer. Directors who are not also officers of the Company also have received options to purchase 10,000 shares of the Company’s Common Stock. The Chairman of the Audit Committee of the Board of Directors and each member thereof receive additional annual retainers of $12,500 and $5,000, respectively, and the Chairmen of the Finance, Human Resources, Nominating/Corporate Governance and Underwriting Committees of the Board of Directors and the members of those committees receive additional annual retainers of $5,000 and $2,500, respectively. At the discretion of the individual Directors, their additional annual retainer fees for service as chairmen and members of committees of the Board of Directors may be deferred as Deferred Share Units under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan. Further, non-officer Directors are compensated an additional $1,750 for each meeting of the Board of Directors. All Directors serve on the boards of the Company’s domestic subsidiaries, but are not separately compensated for their service. The Company’s domestic subsidiaries consist of two insurance companies, New York Marine And General Insurance Company and Gotham Insurance Company, and three insurance underwriters and managers, Mutual Marine Office, Inc., Pacific Mutual Marine Office, Inc. and Mutual Marine Office of the Midwest, Inc. Arizona Marine And General Insurance Company, a wholly owned subsidiary of the Company has an application pending with the Arizona Department of Insurance for authority to write property and casualty insurance in Arizona. Messrs. Kallop and Trumbull are the only members of our Board of Directors who sit on the Board of this company and they are not separately compensated for their service.
Executive Officers of the Company
     The following table sets forth the name, position, age and year first elected for each of the persons currently serving as an executive officer of the Company. Each executive officer was elected in 2005 to serve until the meeting of the Board of Directors following the 2006 Annual Meeting or until his or her earlier death, resignation or removal. None of the Company’s executive officers was selected pursuant to any form of agreement or arrangement including the Amended and Restated Voting Agreement.

Name	Position	Age	Year First Elected
George R. Trumbull, III	Chairman	61	2002
A. George Kallop	President and Chief Executive Officer	60	2002
George F. Berg	Senior Vice President Claims	64	1996
Mark W. Blackman	Executive Vice President and Chief Underwriting Officer	54	1988
Paul J. Hart	Senior Vice President, General Counsel and Secretary	55	2002
Thomas J. Iacopelli	Senior Vice President, Chief Financial Officer and Treasurer	45	1989
     A description of the business experience of Messrs. Trumbull and Kallop appears above under the caption “Proposal No. 1: Election of Directors.” Set forth below is a description of the business experience during the last five years of the other executive officers of the Company who are not directors.
     Mr. Blackman, who was a Director of the Company from 1979 until May 2004, has been Chief Underwriting Officer of the Company since June 2002, and he was appointed to the additional position of Executive Vice President in September 2005. He was employed by the Company or its subsidiaries from 1977 until September 1998 and was the President of the Company from 1988 until September 1998. From October 1998 until May 2002 Mr. Blackman was a private investor.

     Mr. Berg was Vice President Claims of the Company from 1996 until 2002 and he has been Senior Vice President Claims of the Company since 2002.
     Mr. Hart has been Senior Vice President, General Counsel and Secretary of the Company since 2002. Mr. Hart was the Chief Financial Officer and General Counsel of Encompys, Inc. a software services provider, from August 2001 through July 2002; and, from August 2000 through April 2001, he was Chief Financial Officer and General Counsel of Appian Bridge Corporation, a software services provider.
     Mr. Iacopelli has been Chief Financial Officer of the Company since 1989 and was elected its Treasurer in 2000.

Compensation of Executive Officers
     The following table sets forth for the years indicated the annual compensation of our former Chairman and Chief Executive Officer, who is the current Chairman, our current President and Chief Executive Officer and our other four most highly compensated executive officers, whom we refer to as the Named Executive Officers.
Summary Compensation Table

		Annual Compensation (1)			Long-Term
Name and				Other Annual	Compensation Awards		All Other
Principal Position	Year	Salary ($)	Bonus ($)	Compensation ($)	Restricted Shares ($)(2)		Compensation ($)(3)
George R. Trumbull, III	2005	525,000	100,000	10,096	-0	-	21,000
Chairman (4)	2004	525,000	134,000	10,096	-0	-	185,291
	2003	525,000	116,000	10,096	-0	-	163,000

A. George Kallop	2005	343,750	110,000	7,692	227,360		21,000
President and	2004	325,000	151,000	6,250	-0	-	147,011
Chief Executive Officer (5)	2003	325,000	83,000	6,250	-0	-	121,400

Mark W. Blackman	2005	330,000	100,000	6,346	991,600		21,000
Executive Vice President and	2004	330,000	160,000	6,346	-0	-	20,500
Chief Underwriting Officer	2003	330,000	135,000	6,346	-0	-	20,000

Paul J. Hart	2005	237,500	75,000	4,615	495,800		21,000
Senior Vice President,	2004	225,000	50,000	4,327	-0	-	70,627
General Counsel and Secretary	2003	225,000	55,000	4,327	-0	-	20,000

Thomas J. Iacopelli	2005	216,667	75,000	4,231	495,800		21,000
Senior Vice President	2004	200,000	80,000	3,846	-0	-	68,240
Chief Financial Officer and Treasurer	2003	200,000	41,500	3,846	-0	-	40,800

George F. Berg	2005	233,833	50,000	4,519	-0	-	21,000
Senior Vice President — Claims	2004	228,000	35,000	4,385	-0	-	20,500
	2003	228,000	40,000	4,385	-0	-	20,000

(1)	The annual compensation presented for 2005 represents the annual base salary paid during the fiscal year ended December 31, 2005, the annual bonus compensation that was paid in March 2006 in respect of fiscal year ended December 31, 2005 and the payment for sick days accumulated, but unused in 2005 and paid in 2006.

(2)	On December 31, 2005 the aggregate number of restricted share holdings of Messrs. Blackman, Hart and Iacopelli was 80,000 shares, with a value of $1,983,200. In April 2006, pursuant to the terms of his employment contract which was effective October 1, 2005, Mr. Kallop was awarded 8,000 restricted shares, with a value on the grant date of $227,360. The restricted shares awarded to Mr. Kallop will vest on December 31, 2006. The 80,000 restricted shares awarded to Messrs. Blackman, Hart and Iacopelli vest at the rate of 20% annually, beginning on September 13, 2006. The Company pays dividends on these restricted share holdings.

(3)	The amounts shown in this column represent contributions made by the Company on behalf of each of the Named Executive Officers listed in the amount of $21,000, $20,500 and $20,000 for each of 2005, 2004 and 2003, respectively, pursuant to the terms of the Company’s Profit Sharing Plan and Trust. In addition, the amounts shown in 2004 with respect to Messrs. Trumbull, Kallop, Iacopelli and Hart include $164,791, $126,511, $47,740 and $50,127 respectively, representing the value of grants of 7,100, 5,300, 2,000 and 2,100 shares, respectively of the Company’s Common Stock made in April 2005, and the amounts shown in 2003 with respect to Messrs. Trumbull, Kallop and Iacopelli include $143,000, $101,400 and $20,800 respectively, representing the value of grants of 5,500, 3,900 and 800 shares, respectively, or the Company’s Common Stock made in February 2004. Additional information concerning our Profit Sharing Plan and Trust is contained below under the caption “Retirement Plans.”

(4)	Mr. Trumbull became Chairman of the Board of Directors in May 2002 and was elected Chief Executive Officer in June 2002. He resigned from the position of Chief Executive Officer effective October 1, 2005. Mr. Trumbull also receives certain compensation from Mariner in consideration for services provided to Mariner relating to NYMAGIC. See “Certain Relationships and Related Transactions.”

(5)	Mr. Kallop became Executive Vice President in June 2002 and was appointed President and Chief Executive Officer effective October 1, 2005. Mr. Kallop also receives certain compensation from Mariner in consideration for services provided to Mariner relating to NYMAGIC. See “Certain Relationships and Related Transactions.”

Employment Contracts and Termination of Employment Arrangements
     The Company maintains employment contracts or termination of employment or change-in-control agreements with certain of its executive officers, including severance agreements with Messrs. Iacopelli and Hart and an employment agreement with Mr. Kallop. Under his agreement, Mr. Iacopelli is entitled to a severance payment equal to one year’s salary in the event of his discharge from employment within two years of the date of a sale of the Company. Mr. Hart is entitled to a severance payment equal to three months salary in the event of his discharge from employment without cause.
     In April 2006 the Company entered into a three year employment agreement with Mr. Kallop effective October 1, 2005, which provides him with an annual salary of $400,000; a target annual incentive award of $300,000; an award of 8,000 shares of restricted stock, vesting on December 31, 2006; awards of 8,000 shares of restricted stock on each of January 1, 2007 and 2008, vesting on December 31, 2007 and December 31, 2008, respectively, provided that Mr. Kallop is employed by the Company on the dates of such awards; a long term performance incentive award, with maximum, target and threshold awards of 12,000, 6,000 and 3,000 performance units, respectively, in each of three performance periods of one year in duration, beginning in 2006, based upon target increases in the Company’s Common Stock; severance benefits comprising one year of salary and pro rata annual incentive award at target and accelerated vesting of stock and performance unit grants in the event of his termination without cause prior to a change in control; and, a performance unit incentive award with a maximum target of 25,000 performance units in the event of a change of control.
     In April 2005 the Company entered into a one year agreement with Mr. Shaw, pursuant to which he is paid $100,000 for consulting services related to the Company’s asset management strategy and is eligible for a bonus upon the recommendation of the Company’s Chief Executive Officer and at the discretion of the Company’s Human Resources Committee. In April 2006 Mr. Shaw was awarded a bonus of $30,000 under the agreement and the agreement was extended for an additional year.
Stock Option Grants In Last Fiscal Year
No stock option grants were made to the persons named in the Summary Compensation Table in 2005.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values
     The following table shows stock options exercised by persons named in the Summary Compensation Table in 2005, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and unexercisable stock options as of December 31, 2005. Also reported are values for “in-the-money” options that represent the spread between the exercise price of any such existing stock options and the year-end price of NYMAGIC Common Stock.

			Number of Securities Underlying		Value of Unexercised
			Unexercised		In-the-Money Options at
			Options at Fiscal Year-End (#) (1)		Fiscal Year-End ($)(4)
	Shares Acquired on
Name	Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
George R. Trumbull, III (2)	-0-	-0-	37,500	12,500	387,000	129,000
A. George Kallop (3)	-0-	-0-	15,000	5,000	154,800	51,600
Mark W. Blackman	-0-	-0-	15,000	5,000	154,800	51,600
Thomas J. Iacopelli	3,500	33,913	24,375	3,125	254,350	32,250
Paul J. Hart	-0-	-0-	12,000	4,000	123,840	41,280
George F. Berg	3,750	38,550	-0-	3,750	-0-	38,700

(1)	All options were granted pursuant to the Company’s 1991 Stock Option Plan and the Company’s 2002 Non Qualified Stock Option Plan.

(2)	In addition, Mr. Trumbull was assigned beneficial ownership of an option to purchase 337,500 shares of the Company’s Common Stock pursuant to the terms of a letter agreement between him and Mariner dated October 12, 2005 in which he agreed to be bound to the terms of the Amended and Restated Voting Agreement described under the caption “Voting Agreement.”

(3)	In addition, Mr. Kallop was assigned beneficial ownership of an option to purchase 236,250 shares of the Company’s Common Stock pursuant to the terms of a letter agreement between him and Mariner dated October 12, 2005 in which he agreed to be bound to the terms of the Amended and Restated Voting Agreement described under the caption “Voting Agreement.”

(4)	Amounts shown reflect the excess of the market value of the underlying Common Stock at year end based upon the $24.79 per share closing price reported on the New York Stock Exchange on December 30, 2005 over the exercise prices for the stock options. The actual value, if any, a Named Executive Officer may realize is dependent upon the amount by which the market price of Common Stock exceeds the exercise price when the stock options are exercised.
Equity Compensation Plan Information
     The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2005.

			Number of securities
			remaining available for
	Number of securities to be		future issuance under equity
	issued upon exercise of	Weighted-average exercise	compensation plans
	outstanding options,	price of outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders	547,086	$15.26	498,216
Equity compensation plans not approved by security holders	15,000	$0.00	0

Total	562,086	$14.72	498,216

Long-Term Incentive Plan—Awards for 2005
     The following table shows performance units awarded pursuant to the NYMAGIC, INC. 2004 Amended and Restated Long-Term Incentive Plan to Named Executive Officers for 2005.

			Performance
			Period Until	Estimated Future Payouts under
	Performance		Maturation or	Non-Stock Price-Based Plans
Name	Units		Payout	Threshold	Target	Maximum

George R. Trumbull, III	-0	-	—	—	—	—

A. George Kallop	(1)		(1)	9,000	18,000	36,000

Mark W. Blackman	-0	-	—	—	—	—

Paul J. Hart	-0	-	—	—	—	—

Thomas J. Iacopelli	-0	-	—	—	—	—

George F. Berg	-0	-	—	—	—	—

(1)	Mr. Kallop was awarded a long term performance incentive award, with minimum, target and maximum awards per year of 3,000, 6,000 and 12,000, respectively, for each of the three one year performance periods of January 1, 2006 through December 31, 2006, January 1, 2007 through December 31, 2007 and January 1, 2008 through December 31, 2008, based upon target increases in the Company’s Common Stock during the applicable one year performance period.
Retirement Plans
     The Company maintains a Profit Sharing Plan and Trust. The plan provides for an annual mandatory contribution of 7.5% of compensation, including bonuses, for each year of service during which the employee has completed 11 months of service and is employed on the last day of the plan year. An additional discretionary annual contribution of up to 7.5% of compensation may also be made by the Company. The new plan provides for 100% vesting upon completion of one year of service.
     The Company’s contributions for 2005 under the Profit Sharing Plan and Trust were $21,000 for the benefit of each of Messrs. Trumbull, Kallop, Blackman, Iacopelli, Hart and Berg. The Company does not maintain any defined benefit retirement plans.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s officers, Directors and persons who beneficially own more than 10% of the Company’s Common Stock, to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the Securities and Exchange Commission. Officers, Directors and greater than 10% stockholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports which they file.
     The Company prepares Section 16(a) reports on behalf of its officers and Directors and certain 10% stockholders based on the information provided by them. Based solely on a review of this information, copies of such forms furnished to the Company and written representations from the Company’s officers, Directors and 10% stockholders, the Company believes that no Director, officer or beneficial owner of more than 10% of our Common Stock failed to file on a timely basis reports required pursuant to Section 16(a) of the Exchange Act with respect to 2005 or 2004, except that Forms 4 required to be filed for the Louise B. Tollefson Charitable Lead Annuity Trust (“CLAT”), the Bennett H. Tollefson Charitable Lead Unitrust (“CLUT”), the Louise B. Blackman Family Foundation (“Foundation”) and the Louise B. Tollefson 2000 Florida Intangible Tax Trust (“FITT”) on January 3, 2005 were filed on January 10, 2005; Forms 4 required to be filed for Messrs. Kallop, Iacopelli and Hart on April 5, 2005 were filed on April 7, 2005; a Form 4 required to be filed for the FITT on March 29, 2005 was filed on April 19, 2005; a Form 4 required to be filed for Mr. Shaw on January 3, 2004 was filed on May 5, 2005; a Form 4 required to be filed for Mr. Trumbull on April 14, 2005 was filed on May 5, 2005; Forms 4 required to be filed for Mariner on January 3, 2004 and April 14, 2005 were filed on May 5, 2005; and, a Form 4 required to be filed for Mr. Berg on November 14, 2005 was filed on April 14, 2006.

Share Investment Performance Graph (1)
     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on shares of the Company’s Common Stock against the cumulative total return of the $500 Million to $1 Billion Insurance Asset Index, which includes some of the Company’s competitors, obtained from SNL Financial LC and the cumulative total return of the Russell 2000 Index, for the period of five fiscal years commencing December 31, 2000, and ending December 31, 2005, assuming $100 invested in the Company’s Common Stock and in each index on December 31, 2000, and assuming reinvestment of dividends. The Common Stock price performance shown on the graph is not indicative of future price performance.
NYMAGIC, INC.

			SNL $500M-$1B
			Insurance Asset-Size
	NYMAGIC, INC.	Russell 2000	Index

2000	100	100	100
2001	86.71	102.49	105.28
2002	104.82	81.49	114.01
2003	149.37	120.00	158.06
2004	139.17	142.00	192.18
2005	137.73	148.46	173.99

(1)	The price performance comparison information in the table is not “solicitation material,” is not deemed filed with the Commission and is not incorporated by reference in any filing of the Company under the Securities Act of 1933 (the “Securities Act” or the Exchange Act) whether made before or after the date hereof and irrespective of any general incorporation language in any filing.

Report of the Human Resources Committee
on Executive Compensation (2)
     The Human Resources Committee of the Board of Directors (the “Committee”) meets periodically and reviews certain aspects of the Company’s compensation as it affects executive and non-executive employees. Four of our Directors, Messrs. John R. Anderson, David E. Hoffman (Chairman), Glenn R. Yanoff and David W. Young were members of the committee in 2005. All of the members of the Human Resources Committee meet the independence criteria set forth in the listing standards of the New York Stock Exchange. The Committee’s review procedures during 2005 are summarized below:
     Executive Officer Compensation. The executive compensation program is designed to promote an alignment of shareholder and management interests in the long-term success of the Company, as well as to assist the Company in its efforts to attract, motivate and retain key executives.
     Overall Pay Positioning. The Company positions its total direct compensation (aggregate base salary plus annual (short-term) and long-term incentive compensation) at levels, which are competitive with companies in the insurance and insurance brokerage industries. The Company develops compensation data for all employees utilizing national and regional surveys for the insurance and insurance brokerage industries. The Company’s executive and senior officer positions are matched to comparable survey positions and compensation data. The Committee uses such survey data in connection with reviewing salaries on an individual basis. The objective is to provide each such executive and senior officer with sufficient compensation to cause him or her to maintain continued employment with the Company.
     Components of Compensation. Base Salary: Base Salary levels are reviewed annually by the Committee and are determined by evaluating (a) the individual executive’s level of experience, on-going performance and the responsibilities associated with the particular position, and (b) levels and trends in base salary levels in the insurance and insurance brokerage industries generally. It is the Committee’s objective to maintain quality management without increasing the Company’s salary expense beyond the median range indicated by the compensation surveys. The Company evaluates executive and senior officer performance based upon criteria it deems appropriate for the industry and markets within which the Company competes along with the Company’s needs and the recommendations of the Company’s current Chairman and President and Chief Executive Officer.
     Annual Incentives. Annual incentive awards, like base salary levels, are set with reference to competitive conditions and intended to motivate executives by providing bonus payments based on the Company’s and the individual’s performance.
     Long-Term Incentives. The principal purpose of the long-term incentive compensation program is to encourage the Company’s executives to enhance the value of the Company and its outstanding Common Stock. The long-term incentive component of the compensation system (through extended vesting) is also designed to create retention incentives for the individual. In recent years long-term incentives have been awarded through a combination of stock options, phantom stock awards and restricted stock. In 2005 the Company awarded certain executive and senior officers grants of restricted stock vesting ratably over five years in accordance with the Amended and Restated 2004 Long-Term Incentive Plan, which provides for the award of stock options, restricted stock, unrestricted stock, stock price appreciation units and performance units. At the time of the grant the Committee determines the appropriate mix of the various types of awards to executives. These decisions are based upon an analysis of the practices of the companies included in the industry surveys, the Company’s goal of targeting long-term awards at levels competitive with companies in the insurance and insurance brokerage industries and the individual’s performance, potential for increased responsibility and contributions, leadership ability and commitment to the Company’s strategic efforts.

(2)	The material in this report is not “solicitation material”, is not deemed filed with the Commission, and is not incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any filing.

     Chief Executive Officer Compensation. In late 2005, the Committee undertook a comprehensive review of the President and Chief Executive Officer’s compensation with the assistance of an independent compensation consultant who, at the direction of the Committee, performed extensive industry surveys of chief executive officers in similar positions in the insurance industry, as it is the Committee’s objective to maintain salary levels for the President and Chief Executive Officer that are consistent with the such salaries. The Committee’s independent compensation consultant then prepared an analysis of all components of Mr. Kallop’s compensation, including base salary, annual and long-term incentive compensation, accumulated realized and unrealized stock-based compensation, and projected payment obligations under potential severance and change-in control scenarios. A written report of this analysis was prepared by the independent compensation consultant and reviewed by the Committee. Based on this review, the Committee entered into a three year employment agreement with Mr. Kallop in April 2006, effective October 1, 2005, which provides him with an annual salary of $400,000; a target annual incentive award of $300,000; an award of 8,000 shares of restricted stock, vesting on December 31, 2006; awards of 8,000 shares of restricted stock on each of January 1, 2007 and 2008, vesting on December 31, 2007 and December 31, 2008, respectively, provided that Mr. Kallop is employed by the Company on the dates of such awards; a long -term performance incentive award, with maximum, target and threshold awards of 12,000, 6,000 and 3,000 performance units, respectively, in each of three performance periods of one year in duration, beginning in 2006, based upon target increases in the Company’s Common stock; severance benefits comprising one year of salary and pro rata annual incentive award at target and accelerated vesting of stock and performance unit grants in the event of his termination without cause prior to a change in control; and, a performance unit incentive award with a maximum target of 25,000 performance units in the event of a change of control. The Committee believes that Mr. Kallop’s total compensation (and, in the case of severance and change-in-control scenarios, the potential payouts) in the aggregate is reasonable.
     Mr. Trumbull, our current Chairman and our former Chairman and Chief Executive Officer, was paid a base salary in 2005 of $525,000 for his services as Chairman and Chief Executive Officer of the Company from January 1, 2005 through September 30, 2005 and as Chairman of the Company from October 1, 2005 through December 31, 2005. Mr. Kallop, our current President and Chief Executive Officer and our former Executive Vice President and Chief Operating Officer, was paid a base salary of $343,750 for his services as Executive Vice President and Chief Operating Officer of the Company from January 1, 2005 through September 30, 2005 and as President and Chief Executive Officer of the Company from October 1, 2005 through December 31, 2005. In March 2006 Messrs. Trumbull and Kallop were awarded cash bonuses of $100,000 and $110,000, respectively, based on the Committee’s assessment of their performance and the Company’s performance in 2005.
     In evaluating the Company’s performance in 2005, the Committee considered the Company’s net earnings, gross premiums from the Company’s core lines of business, the Company’s growth in gross premiums from its expansion into new lines of business, the continued strengthening of the Company’s staff in the areas of underwriting, operations and regulatory compliance, the Company’s efforts in complying with the Sarbanes-Oxley Act of 2002, the Company’s loss ratio for 2005, the impact of Hurricanes Katrina and Rita and the Company’s strong cash collections on reinsurance receivables.
     The Company has reviewed the provisions of the Internal Revenue Code of 1986, as amended, and related regulations of the Internal Revenue Service which limit the deductibility of executive compensation paid to the Chief Executive Officer and certain other executive officers to the extent such compensation exceeds $1,000,000 in any year and does not qualify for an exception under the statute or regulations. The Committee does not believe that annual cash compensation will be likely to exceed $1,000,000 for any executive officer in the foreseeable future and has therefore concluded that no action with respect to qualifying such compensation for deductibility is necessary at this time. The Committee will continue to evaluate the advisability of qualifying the deductibility of such compensation in the future.
RESPECTFULLY SUBMITTED,
THE HUMAN RESOURCES COMMITTEE
John R. Anderson
David E. Hoffman
Glenn R. Yanoff
David W. Young

Report of the Audit Committee (3)
     The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls including compliance with the Sarbanes-Oxley Act of 2002. The Audit Committee currently consists of four Directors who have been appointed by the Board of Directors, including Messrs. Glenn Angiolillo, John T. Baily (chairman and audit committee financial expert), David E. Hoffman and David W. Young. The Audit Committee members are independent within the meaning of the applicable New York Stock Exchange listing standards and Rule 10A-3 under the Exchange Act. Mr. Baily is qualified as an audit committee financial expert within the meaning of Item 401(h) of Regulation S-K under the Exchange Act and the Board of Directors has determined that he has the accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange. The Audit Committee is governed by the Charter of the Audit Committee that has been adopted by the Board of Directors. The Board of Directors reviews and assesses the adequacy of the charter of the Audit Committee on an annual basis.
     Management is responsible for the development, maintenance and assessment of the Company’s internal control structure and procedures for financial reporting. KPMG LLP, the Company’s independent registered public accounting firm, are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards, for issuing a report thereon and for auditing, attesting to management’s assessment of and reporting on the Company’s maintenance of effective internal controls and procedures for financial reporting. The Audit Committee’s responsibility is to monitor and oversee the foregoing functions.
     In connection with these responsibilities, the Audit Committee met with management and the independent registered public accounting firm to review and discuss the Company’s audited financial statements for the year ended December 31, 2005. The Audit Committee also discussed with KPMG LLP the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). KPMG LLP have provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No.1 (Independence Discussions with Audit Committees), as may be modified or supplemented, and the Audit Committee discussed with KPMG LLP that firm’s independence.
     Management and KPMG LLP, our independent registered public accounting firm, have represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles in the United States, that they include management’s assessment of the effectiveness of the Company’s internal controls and procedures for financial reporting and the independent registered public accounting firm’s attestation of management’s assessment of, as well as an affirmative report on, the effectiveness of the Company’s internal control structure and procedures for financial reporting. The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the Audit Committee deemed appropriate.
     Based upon the reviews and discussions described in this Audit Committee Report, the Audit Committee recommended to the Board of Directors of the Company that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission.
RESPECTFULLY SUBMITTED,
THE AUDIT COMMITTEE
Glenn Angiolillo
John T. Baily, Chairman
David E. Hoffman
David W. Young

(3)	The material in this report is not “solicitation material”, is not deemed filed with the Commission, and is not incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any filing.

Security Ownership of Certain Beneficial Owners
     The following table sets forth information as of April 10, 2006, regarding persons, entities or groups, as such term is defined in Section 13 of the Exchange Act, known to the Company to be the beneficial owner of more than 5% of the issued and outstanding shares of Common Stock.

	Amount and Nature		Percent of Common Stock
Name	of Ownership		Outstanding (1)
Lionshead Investments, LLC	475,000	(2)	5.40%
41 Wee Burn Lane Darien, CT 06820

Mark W. Blackman	930,000	(3)	10.57%
80 Deepwood Road Darien, CT 06820

Botti Brown Asset Management, LLC	590,100	(4)	6.71%
101 California Street, Suite 4350 San Francisco, CA 94111

Dimensional Fund Advisors, Inc.	537,150	(5)	6.11%
1299 Ocean Avenue – 11th Floor Santa Monica, CA 90401

Mariner Partners, Inc., et al.	1,350,000	(6)	15.35%
500 Mamaroneck Avenue 4th Floor Harrison, NY 10528

Royce & Associates, Inc.	934,900	(7)	10.63%
1414 Avenue of the Americas New York, NY 10019

CCP Fund Managers, LLC	900,000	(8)	9.90%
100 Pearl Street, 17thFloor Hartford, CT 06103

Louise B. Tollefson 2000 Florida Intangible	864,483	(9)	9.83%
Tax Trust c/o Robert G. Simses, Trustee Simses & Associates P.A. 400 Royal Palm Way, Suite 304 Palm Beach, FL 33480

Louise B. Tollefson	952,529	(10)	10.83%
18665 S.E. Village Circle Tequesta, FL 33469

Morgan Stanley	508,919	(11)	5.79%
1585 Broadway New York, NY 10036

(1)	Based upon 8,794,913 shares of Common Stock issued and outstanding as of April 10, 2006, except as to CCP Fund Managers, LLC, for which the percent of Common Stock issued and outstanding is based upon 9,094,913 shares and assumes that its options to purchase 400,000 shares (300,000 of which would be issued by the Company), which are included in its total of 900,000 shares beneficially owned, are exercised and that the Company issues such shares.

(2)	The managing members of Lionshead Investments, LLC (“Lionshead Investments”) formerly named Blackman Investments, LLC, are Mr. John N. Blackman Jr., a member of our Board of Directors from 1975 until May 2004, and Mr. Blackman’s spouse. Mr. Blackman disclaims beneficial ownership of the shares held by Lionshead Investments. Lionshead Investments is a party to the Amended and Restated Voting Agreement regarding 225,000 of the listed shares as described below under the caption “Voting Agreement.”

(3)	Includes 15,000 shares that may be acquired within 60 days of April 10, 2006 through the exercise of options. Mr. Blackman is a party to the Amended and Restated Voting Agreement regarding 225,000 of the listed shares as described below under the caption “Voting Agreement.”

(4)	Based solely on a Schedule 13G/A dated and as filed with the Securities and Exchange Commission on February 15, 2006. Botti Brown Asset Management, LLC, an investment advisor registered under the Investment Advisers Act of 1940 (“BBAM”), shares voting and dispositive power with John D. Botti, the controlling member of BBAM, with respect to all of the shares listed above as a group. The listed shares are held by clients of BBAM who have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, those shares.

(5)	Based solely on a Schedule 13G/A dated and as filed with the Securities and Exchange Commission on February 6, 2006. Dimensional Fund Advisers, Inc., an investment advisor registered under the Investment Advisers Act of 1940 (“Dimensional”), has sole voting and dispositive power with respect to all of the shares listed above. The listed shares are held by investment companies registered under the Investment Company Act of 1940, and by trusts and separate accounts for which Dimensional acts as investment advisor. Dimensional disclaims beneficial ownership of all of these shares.

(6)	Based solely on a Schedule 13D/A dated October 12, 2005 and as filed with the Securities and Exchange Commission on November 30, 2005. Mariner, together with 1) Mr. Mark W. Blackman, a member of our Board of Director from 1979 until May 2004; 2) Lionshead Investments of which John N. Blackman, Jr., who was a member of our Board of Directors from 1975 until May 2004 is a managing member and 3) Mr. Robert G. Simses, a member of our Board of Directors, as trustee of Louise B. Tollefson 2000 Florida Intangible Tax Trust (“2000 FITT”) and Louise B. Blackman Tollefson Family Foundation (“Foundation”) entered into the Amended and Restated Voting Agreement and, collectively, share voting and dispositive power over all 1,350,000 shares of Common Stock currently subject to the Amended and Restated Voting Agreement and may be deemed to constitute a “group” as that term is used under Section 13 of the Exchange Act. Information concerning the Amended and Restated Voting Agreement is described below under the caption “Voting Agreement.” Mr. Mark W. Blackman’s address is: C/O NYMAGIC, INC. 919 Third Avenue, New York, NY 10022; Lionshead Investment’s and Mr. John N. Blackman Jr.’s address is: 41 Wee Burn Lane, Darien, CT 06820; and Mr. Simses’ address is: Simses & Associates P.A., 400 Royal Palm Way, Suite 304, Palm Beach, FL 33480.

(7)	Based solely on a Schedule 13G/A dated and filed with the Securities and Exchange Commission on January 30, 2006. Royce & Associates, Inc., is an investment advisor registered under the Investment Advisers Act of 1940, has sole voting and dispositive power with respect to all of these shares.

(8)	Based on a Schedule 13D/A dated filed with the Securities and Exchange Commission on January 18, 2005 jointly by David W. Young, CCP Fund Managers, LLC (“CCPFM”), Conning Investment Partners VI, LP (“Conning Investment”) and Conning Capital Partners VI, L.P. (“CCPVI”) and on the Company’s current report filed on Form 8-K with the Securities and Exchange Commission on March 28, 2006. CCPFM, by virtue of being the manager member of Conning Investment, may be deemed to indirectly beneficially own the 900,0000 shares of Common Stock directly beneficially owned by CCPVI (500,000 of which are owned and 400,000 of which are subject to options), Conning Investment, by virtue of being the general partner of CCPVI, may be deemed to indirectly beneficially own the 900,000 shares of Common Stock directly beneficially owned by CCPVI (500,000 of which are owned and 400,000 of which are subject to options). CCPVI has direct beneficial ownership of 900,000 shares of Common Stock (500,000 of which are owned and 400,000 of which are subject to options).

(9)	Mr. Robert G. Simses, trustee of 2000 FITT and a member of our Board of Directors, disclaims beneficial ownership of the listed shares. Mr. Simses, as trustee of 2000 FITT, has entered into the Amended and Restated Voting Agreement regarding the shares held by 2000 FITT as described below under the caption “Voting Agreement.”

(10)	Includes 5,262 shares held by Mrs. Tollefson, 864,483 shares held by Mr. Robert G. Simses, a member of our Board of Directors, as trustee of 2000 FITT and 82,784 shares held by the Louise B. Tollefson and Bennett H. Tollefson Charitable Remainder Unitrust.

(11)	Based solely on a Schedule 13G dated and filed with the Securities and Exchange Commission on February 15, 2006. Morgan Stanley, an investment advisor registered under the Investment Advisers Act of 1940, beneficially owns all of these shares. Morgan Stanley is filing in its capacity as the parent company of an indirect owner of shares held by one of its business units.
     The determination that there were no other persons, entities or groups, as such term is defined in Section 13 of the Exchange Act known to the Company to beneficially own more than 5% of the Common Stock was based on a review of all statements filed with respect to the Company since the beginning of the past fiscal year with the Securities and Exchange Commission pursuant to Section 13(d) or 13(g) of the Exchange Act.

Security Ownership of Management
     The following table sets forth information as of April 10, 2006, with respect to the issued and outstanding shares of Common Stock beneficially owned by each Director of the Company, each Director nominee, each Named Executive Officer, each executive officer, and all Directors and executive officers of the Company as a group. Shares of Common Stock that may be acquired by an individual within 60 days of April 10, 2006, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual, but such shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as otherwise noted, each person listed in the table owns all shares directly and has sole voting and investment power with respect to such shares.

	Amount and Nature		Percent of Common Stock
Name	of Ownership		Outstanding (1)
John R. Anderson	11,036	(2)(18)	*
Glenn Angiolillo	9,880	(3)(18)	*
John T. Baily	9,180	(4)(18)	*
John N. Blackman, Jr.	550,000	(5)	6.25%
Mark W. Blackman	1,030,000	(6)(18)	11.69%
David E. Hoffman	7,789	(7)	*
Thomas J. Iacopelli	27,425	(8)	*
A. George Kallop	260,450	(9)	3.00%
William J. Michaelcheck	1,359,413	(10)	15.44%
William D. Shaw, Jr.	18,747	(11)(18)	*
Robert G. Simses	913,290	(12)(18)	10.37%
George R. Trumbull, III	387,600	(13)	4.39%
Glenn R. Yanoff	9,356	(14)	*
David W. Young	9,180	(15)(18)	*
George F. Berg	-0	-	*
Paul J. Hart	14,100	(16)(18)	*
All Directors, and executive officers as a group (16 persons)	2,693,696	(17)(18)	30.00%

*	Less than 1% of issued and outstanding Common Stock.

(1)	Based upon 8,794,913 shares of Common Stock issued and outstanding as of April 10, 2006.

(2)	Includes 7,500 shares that may be acquired within 60 days of April 10, 2006 through the exercise of options and 1,680 Deferred Share Units under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan.

(3)	Includes 7,500 shares that may be acquired within 60 days of April 10, 2006 through the exercise of options and 2,380 Deferred Share Units under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan.

(4)	Includes 7,500 shares that may be acquired within 60 days of April 10, 2006 through the exercise of options and 1,680 Deferred Share Units under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan.

(5)	Includes 75,000 shares held by the Blackman Co-Trust for the benefit of Mr. Blackman’s spouse and children for which Mr. Blackman and his spouse are co-trustees and 475,000 shares held by Lionshead Investments, LLC for which Mr. Blackman and his spouse are managing members. Mr. Blackman disclaims beneficial ownership over all such shares. Lionshead Investments is a party to the Amended and Restated Voting Agreement regarding the 225,000 shares held by Lionshead Investments as described below under the caption “Voting Agreement.”

(6)	Includes 50,000 shares held by trusts for the benefit of Mr. Blackman’s children, 50,000 shares held by Mr. Blackman’s spouse and 15,000 shares that may be acquired within 60 days of April 10, 2006 through the exercise of options; Mr. Blackman disclaims beneficial ownership over such shares other than those that may be acquired by the exercise of options. Mr. Blackman is a party to the Amended and Restated Voting Agreement regarding 225,000 shares held by Mr. Blackman as described below under the caption “Voting Agreement.”

(7)	Includes 5,000 shares that may be acquired within 60 days of April 10, 2006 and 2,789 Deferred Share Units under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan.

(8)	Includes 24,375 shares that may be acquired within 60 days of April 10, 2006 through the exercise of options.

(9)	Includes 15,000 shares that may be acquired within 60 days of April 10, 2006 through the exercise of options. On April 4, 2002, Mariner entered into an agreement with Mr. Kallop, pursuant to which Mariner assigned to him beneficial ownership of an option to purchase 315,000 shares of Common Stock by agreeing to hold a portion of the Amended and Restated Voting Agreement option covering 315,000 shares of NYMAGIC as nominee for Mr. Kallop, who agreed to be bound to the terms of the Amended and Restated Voting Agreement. On October 12, 2005 Mr. Kallop and Mariner amended their agreement by reducing the number of Amended and Restated Voting Agreement option shares held by Mariner for him from 315,000 to 236,250. The Company is not a party to this agreement. For a more detailed discussion of the agreement between Mariner and Mr. Kallop see “Certain Relationships and Transactions.” Information concerning the Amended and Restated Voting Agreement is described below under the caption “Voting Agreement.”

(10)	Includes 7,500 shares that may be acquired within 60 days of April 10, 2006 through the exercise of options and 1,913 Deferred Share Units under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan. Mariner has an option pursuant to the Amended and Restated Voting Agreement to purchase up to and including 1,350,000 shares of Common Stock from certain Company shareholders at any time and from time to time and all such shares are shown as beneficially owned by Mr. Michaelcheck. No other shares subject to the Amended and Restated Voting Agreement are included. Additional information concerning the Amended and Restated Voting Agreement is described below under the caption “Voting Agreement.”

(11)	Includes 7,500 shares that may be acquired within 60 days of April 10, 2006 through the exercise of options and 2,847 Deferred Share Units under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan.

(12)	Includes 864,483 shares held by Mr. Simses as trustee of 2000 FITT and 38,591 shares held as trustee of the Foundation. Mr. Simses has sole voting and dispositive power over the shares held in the 2000 FITT and the Foundation. Mr. Simses disclaims beneficial ownership of the shares held by 2000 FITT and the Foundation. Mr. Simses as trustee of 2000 FITT and the Foundation is a party to the Amended and Restated Voting Agreement regarding 861,409 shares held by 2000 FITT and the shares held by the Foundation as described below under the caption “Voting Agreement.” Also includes 7,500 shares, which may be acquired within 60 days of April 10, 2006 through the exercise of options, and 2,262 Deferred Share Units under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan.

(13)	Includes 37,500 shares that may be acquired within 60 days of April 10, 2006 through the exercise of options. On April 12, 2005, Mariner entered into an agreement with Mr. Trumbull pursuant to which Mariner assigned to him beneficial ownership of an option to purchase 450,000 shares of Common Stock by agreeing to hold a portion of the Amended and Restated Voting Agreement option covering 450,000 shares of NYMAGIC as nominee for Mr. Trumbull, who agreed to be bound to the terms of the Amended and Restated Voting Agreement. On October 12, 2005 Mr. Trumbull and Mariner amended their agreement by reducing the number of Amended and Restated Voting Agreement option shares from 450,000 to 337,500. The Company is not a party to this agreement. For a more detailed discussion of the agreement between Mariner and Mr. Trumbull see “Certain Relationships and Transactions.” Information concerning the Amended and Restated Voting Agreement is described below under the caption “Voting Agreement.”

(14)	Includes 7,500 shares that may be acquired within 60 days of April 10, 2006 through the exercise of options.

(15)	Includes 7,500 shares that may be acquired within 60 days of April 10, 2006 through the exercise of options and 1,680 Deferred Share Units under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan, but excludes 500,000 shares of Common Stock held by CCPVI and 400,000 shares of Common Stock which may be acquired CCPVI within 60 days of April 10, 2006 through the exercise of options. As set forth above in footnote (8) to the table “Security Ownership of Certain Beneficial Owners,” such shares are beneficially owned by CCPVI, a limited partnership. Mr. Young, who is a member of Conning Investment, the general partner of CCPVI, disclaims beneficial ownership of such shares.

(16)	Includes 12,000 shares that may be acquired within 60 days of April 10, 2006 through the exercise of options.

(17)	Of the 2,693,696 shares listed as beneficially owned by all Directors and executive officers as a group, 168,875 shares represent shares which could be acquired within 60 days of April 10, 2006, upon exercise of options and 17,231 shares represent Deferred Share Units under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan. These shares are included in the total number of outstanding shares for the purpose of determining the percentage of Common Stock beneficially owned by all Directors and executive officers as a group. The listed shares do not include the 1,350,000 shares shown as beneficially owned by Mr. Michaelcheck because those shares represent shares that Mariner may acquire from certain other shareholders listed in the table above at any time and from time to time pursuant to the Amended and Restated Voting Agreement; if those shares were acquired by Mariner the total shareholdings of those other shareholders would be reduced correspondingly. Similarly, the listed shares do not include 236,250 of the shares shown as beneficially owned by Mr. Kallop and 337,500 shares shown as beneficially owned by Mr. Trumbull, because such shares represent a portion of the purchase option of Mariner under the Amended and Restated Voting Agreement. Information concerning the Amended and Restated Voting Agreement is described below under the caption “Voting Agreement.”

(18)	The Deferred Share Unit holders have sole voting power with respect to the Deferred Share Units but do not have sole or shared dispositive power until the Deferred Share Units vest.
Voting Agreement
     The following parties have entered into a Voting Agreement: (1) Mariner; (2) Mr. Mark W. Blackman, the Company’s Executive Vice President and Chief Underwriting Officer, and a member of our Board of Directors from 1979 until May 2004; (3) Lionshead Investments LLC, of which Mr. John N. Blackman, Jr., a member of our Board of Directors from 1975 until May 2004, is a managing member; and, (4) Mr. Robert G. Simses, a member of our Board of Directors, as trustee of 2000 FITT and Foundation.
     Mr. Blackman, Lionshead Investments, LLC and Mr. Robert G. Simses are referred to below as the three “Participating Shareholders” under the Amended and Restated Voting Agreement. The Participating Shareholders have agreed to certain matters as described below with respect to 225,000 shares held by each of Mr. Blackman and Lionshead Investments, LLC, and 900,000 shares held by 2000 FITT and Foundation (the “Voting Shares”). Additional information concerning the shares held by Mr. Blackman, Lionshead Investments, LLC, 2000 FITT and Foundation is contained above under the captions “Security Ownership of Certain Beneficial Owners” and “Security Ownership of Management.”
     Voting. In accordance with the Amended and Restated Voting Agreement, the Participating Shareholders authorized Mariner, with the approval of any two of the three Participating Shareholders, to vote all Voting Shares at all shareholder meetings and adjournments of the meetings or on any action or approval by written consent of the Company’s shareholders. If any two of the three Participating Shareholders fail to approve a vote by Mariner on any matter, Mariner will not vote on that matter, but (except as set forth below) Mariner’s failure to vote with respect to any matter as a result of the provisions of the Amended and Restated Voting Agreement will not entitle the Participating Shareholders to instead vote their respective Voting Shares on that matter. However, for matters involving 1) the merger or consolidation of the Company, 2) the sale of all or substantially all of the Company’s assets, 3) the Company’s dissolution and/or liquidation and 4) any recapitalization or stock offering of the Company (each, a “Significant Event”), if any two of the three Participating Shareholders fail to approve a vote by Mariner on a Significant Event, Mariner will not vote on that matter, but Participating Shareholders may instead vote their respective Voting Shares regarding the Significant Event.
     Nominations to the Board of Directors. Under the Amended and Restated Voting Agreement, Mariner is entitled to nominate four candidates for election to the Company’s Board of Directors, Mr. Mark W. Blackman and Lionshead Investments, LLC are each entitled to nominate one candidate, Mr. Simses is entitled to nominate two candidates and the Chief Executive Officer of the Company is entitled to nominate three candidates for a total of eleven nominees. Provided that they are legally qualified to serve as Directors, Mariner is obligated to vote the Voting Shares in favor of the Participating Shareholders’ nominees. For this Annual Meeting, Mariner has nominated Messrs. William J. Michaelcheck, William D. Shaw, Jr., George R. Trumbull, III and A. George Kallop; the Participating Shareholders have nominated Messrs. John R. Anderson, Glenn Angiolillo, Robert G. Simses and Glenn R. Yanoff; and, the Chief Executive Officer has nominated Messrs. John T. Baily, David E. Hoffman and David W. Young. The Nominating Committee recommended to the Board that each of these candidates be nominated for election to the Board at the Annual Meeting and the Board of Directors nominated all of these candidates for election to the Board.
     Option. The Amended and Restated Voting Agreement also gives Mariner the right to purchase up to 1,350,000 shares of our Common Stock from the Participating Shareholders. The option exercise price per share is based on the date the option is exercised. At the time the voting agreement was originally signed, the option exercise price was $19.00, with the exercise price increasing $0.25 per share every three months, subject to deduction for dividends paid. The current exercise price is $22.22 per share. Generally, Mariner’s option will expire 30 days after the termination of the Amended and Restated Voting Agreement. However, if the Amended and Restated Voting Agreement is terminated prior to December 31, 2010 by unanimous written notice from the Participating Shareholders, then the option will continue in full force and effect until the close of business on December 31, 2010.
     Transferability of the Option The option granted to Mariner is not transferable except in certain instances, with the assignee agreeing to be bound to the Amended and Restated Voting Agreement. Mariner is permitted to assign the option, in whole or in part, to any one or more of William J. Michaelcheck, William D. Shaw, Jr., George R. Trumbull, III and A. George Kallop or any other individual employed by or acting as a consultant for Mariner in connection with NYMAGIC. With the written consent of at least two Participating Shareholders, Mariner or any assignee as described above is permitted to assign the option, in whole or in part, to any one or more other persons. On April 4, 2002, Mariner entered into an agreement with each of William D. Shaw, Jr., our Vice Chairman, and A. George Kallop, our President and Chief Executive Officer, pursuant to which Messrs. Shaw and Kallop each was assigned beneficial ownership of an option covering 315,000 shares of NYMAGIC. On April 12, 2005 Mariner entered into an agreement with Mr. Trumbull, our Chairman, pursuant to which he was assigned beneficial ownership of an option covering 450,000 shares of NYMAGIC. The agreement between Mr. Shaw and Mariner was, however, subsequently terminated, and the agreements with Messrs. Kallop and Trumbull were subsequently modified by reducing the number of option shares assigned to them from 315,000 to 236,250, and from 450,000 to 337,500, respectively.
     Termination. The Amended and Restated Voting Agreement will terminate upon the earliest to occur of: December 31, 2010; the merger or consolidation of NYMAGIC into another corporation; the sale of all or substantially all the Company’s assets or its dissolution and/or its liquidation; immediately upon the resignation of Mariner; or upon written notice of termination to Mariner from all of the Participating Shareholders.
     Subject to the Company’s By-Laws, any Participating Shareholder may, acting reasonably, at any time and from time to time replace any Director nominated by him or nominate a successor and Mariner is obligated to use reasonable efforts to elect and vote the Voting Shares in favor of the Participating Shareholder’s replacement Director or successor. Mariner may not without the consent of a Participating Shareholder, vote the Voting Shares to remove a Director nominated by that Participating Shareholder. Additional information concerning all nominees to the Board of Directors is provided above under the caption “Proposal No. 1: Election of Directors.”

Certain Relationships and Related Transactions
     The Company had gross premiums of $14.7 million in 2005, written through Arthur J. Gallagher & Co., an insurance brokerage at which Glenn R. Yanoff, a member of our Board of Directors from 1999 until May 2004 and currently a director since September 2005 is an employee. In connection with the placement of such business, gross commission expenses of $2,533,000 were incurred by the Company on these transactions. The Company believes that the terms of these transactions are not less favorable than could be obtained by the Company from unrelated parties on an arms-length basis. In addition, Mr. Yanoff was paid a retainer of $30,000 to sit on the boards of directors of the Company’s insurance subsidiaries in 2005.
     The Company entered into an investment management agreement with Mariner effective October 1, 2002 that was amended and restated on December 6, 2002 (the “Investment Management Agreement”). Under the terms of the Investment Management Agreement, Mariner manages the Company’s investment portfolio. Fees to be paid to Mariner are based on a percentage of the investment portfolio as follows: .20% of liquid assets, .30% of fixed maturity investments and 1.25% of limited partnership (hedge fund) investments. William J. Michaelcheck, a Director of the Company, is Chairman, Chief Executive Officer and the beneficial owner of the majority of shares of Mariner. George R. Trumbull, III, Chairman and a Director of the Company, A. George Kallop, President and Chief Executive Officer and a Director of the Company, and William D. Shaw, Jr., Vice Chairman and a Director of the Company, are also associated with Mariner. Investment fees incurred in 2005 under the Investment Management Agreement with Mariner were $3,356,928. The Company believes that the terms of the foregoing transactions are not less favorable than could be obtained by the Company from unrelated parties on an arms-length basis. The investment management fees paid to Mariner were arrived at through negotiations between the Company and Mariner. All then current Directors participated in the discussion of the Investment Management Agreement. In accordance with the Company’s conflict of interest policy, the Investment Management Agreement was approved by an independent committee of the Company’s Board of Directors, which consisted of all Directors who were neither Mariner affiliates nor Participating Shareholders under the Amended and Restated Voting Agreement.
     In 2003, the Company entered into a limited partnership hedge fund agreement with a Mariner affiliated company. In 2003, the Company made an investment of $11.0 million, representing a 100% interest, in this limited partnership hedge fund (Tiptree), which is consolidated in the Company’s financial statements. Additional investments of $4.65 million and $2.7 million were made in Tiptree in 2004 and 2005, respectively. The Company is committed to providing an additional $16.7 million to Tiptree. Tiptree invests in collateralized debt obligations. Under the provisions of the agreement, the Mariner affiliated company is entitled to 50% of the net profit realized upon the sale of certain collateralized debt obligations held by the Company. Investment expenses incurred and payable under this agreement for 2005 amounted to $437,842 and were based upon the fair value of those securities held and sold during 2005. The limited partnership agreement also provides for other fees payable to the manager based upon the operations of the hedge fund. There were no other fees incurred through December 31, 2005. The Company cannot withdraw funds from this limited partnership for a minimum period of three years without the consent of the hedge fund manager. The Company believes that the terms of the foregoing transactions are not less favorable than could be obtained by the Company from unrelated parties on an arms-length basis.
     As of December 31, 2005 the Company held $18.4 million in limited partnership interests in hedge funds, which are managed by Mariner.
     In accordance with the terms of a letter agreement between Mariner and Mr. Kallop, our President and Chief Executive Officer, dated April 4, 2002 and amended on October 12, 2005, Mr. Kallop is entitled to receive a portion of total fees paid by the Company to Mariner as compensation in consideration of services provided to Mariner relating to NYMAGIC. Mr. Kallop earned $518,934 for services rendered to Mariner in 2005. In accordance with the terms of a letter agreement between Mariner and Mr. Trumbull, our Chairman, dated April 12, 2005 and amended on October 12, 2005, Mr. Trumbull is entitled to receive a portion of total fees paid by the Company to Mariner as compensation in consideration of services provided to Mariner relating to NYMAGIC. Mr. Trumbull earned $482,995 for services rendered to Mariner in 2005.
     Mr. Shaw, a member of our Board of Directors and Vice Chairman, is an employee and a shareholder of less than 5% of Mariner. On April 6, 2005 the Company and Mr. Shaw entered into an agreement pursuant to which Mr. Shaw provides certain consulting services to the Company in connection with its asset management strategy in consideration of $100,000 annually, plus a bonus to be awarded upon the recommendation of the Chief

Executive Officer and at the sole discretion of the Human Resources Committee. In April 2006 Mr. Shaw was awarded a bonus of $30,000 under the agreement and the agreement was extended for an additional year.
     On January 7, 2005, the Company entered into a Stock Purchase Agreement pursuant to which the Company purchased from certain of its shareholders a total of 1,092,735 shares of the Company’s common stock at $24.80 per share. The selling shareholders were (i) Mark W. Blackman, a member of our Board of Directors from 1979 until May 2004 and currently the Company’s Executive Vice President and Chief Underwriting Officer, 54,530 shares, (ii) his wife Deborah Blackman, 50,000 shares, (iii) the Trust for the Benefit of Alexandra Blackman, a trust established for the benefit of the daughter of Mark W. Blackman and Deborah Blackman 55,000 shares, (iv) the Trust for the Benefit of Ian Blackman, a trust established for the benefit of the son of Mark W. Blackman and Deborah Blackman 55,000 shares, (v) Lionshead Investments, LLC, a company controlled by John N. Blackman, Jr., the brother of Mark W. Blackman and a member of our Board of Directors from 1975 until May 2004, 495,030 shares, (vi) Genna Blackman, a daughter of John N. Blackman, Jr., 33,832 shares, (vii) Christopher Blackman, a son of John N. Blackman, Jr., 33,832 shares, (viii) the Trust for the Benefit of Laura Blackman, a trust established for the benefit of the daughter of John N. Blackman, Jr., 25,158 shares, (ix) the Blackman Charitable Remainder Trust, a charitable remainder trust established by the Blackman family, 25,000 shares, (x) the Louise B. Tollefson Charitable Lead Annuity Trust dated March 30, 2000, a trust established by Louise B. Tollefson, the mother of John N. Blackman, Jr. and Mark W. Blackman, and the former wife of the Company’s founder, 133,135 shares, (xi) the Bennett H. Tollefson Charitable Lead Unitrust dated March 30, 2000, a trust established by Louise B. Tollefson, 125,374 shares, and (xii) the Louise B. Blackman Tollefson Family Foundation dated March 24, 1998, established by Louise B. Tollefson, 6,844 shares. Robert G. Simses, a member of our Board of Directors, is a trustee of the trusts identified in (x), (xi) and (xii) above.
     In addition, on January 7, 2005, by mutual agreement of John N. Blackman, Jr., a member of our Board of Directors from 1975 until May 2004, and NYMAGIC, an option held by Mr. Blackman to purchase 10,000 shares of NYMAGIC Common Stock was cancelled and Mr. Blackman received $88,500 as consideration for the cancellation. The exercise price of the cancelled option was $14.47 per share and the expiration date was September 18, 2012.
Proposal No. 2: Ratification Of The Appointment
Of Independent Public Accountants
     KPMG LLP, the independent registered public accounting firm engaged as the principal accountants to audit the Company’s financial statements for the fiscal year ended December 31, 2005, has been extended an offer to continue as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006. The Company’s Board of Directors, following the recommendation of the Audit Committee, recommends that shareholders ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006. If the shareholders do not ratify the appointment of KPMG LLP, the selection of an independent registered public accounting firm will be reconsidered by the Audit Committee.

Principal Accounting Firm Fees
     Aggregate fees billed for the fiscal years ended December 31, 2005 and 2004 by our independent registered public accounting firm, KPMG LLP were as follows:

	Fiscal Year Ended
	December 31,
	2005	2004
Audit fees	$800,000	$1,228,000
Audit-related fees (a)	$25,000	$91,000

Total audit and audit-related fees	$825,000	$1,319,000
Tax fees (b)	$220,000	$162,938
All other fees (c)	$12,500	$10,000

Total	$1,057,500	$1,491,938

(a)	Audit-related fees include amounts billed to us for services rendered in connection with certain agreed upon procedures for the Company’s administration of insurance pools.

(b)	Tax fees include amounts billed to us primarily for tax planning and consulting, tax compliance and preparation and review of federal, state and local tax returns as well as for consulting, tax compliance and preparation and review of foreign returns.

(c)	All other fees include amounts billed to us in respect of actuarially oriented services that would not impair the independence of the independent registered public accounting firm.
Audit Committee Pre-Approval Policy
     In accordance with our Audit Committee charter, all audit and non-audit services performed for us by our independent public accounting firm were pre-approved by the Audit Committee, which concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.
     Our Audit Committee charter provides that the Audit Committee must pre-approve any permissible non-audit services performed by the independent accountants, including tax services; provided, however, that the Chairman of the Audit Committee has the authority to pre-approve any permissible non-audit service when, in the exercise of the Chairman’s discretion, he does not believe it necessary or appropriate to convene the Audit Committee to approve such non-audit service fees and he notifies the Audit Committee of such approval at its next regularly scheduled meeting.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THIS PROPOSAL.
     Representatives of KPMG LLP will be present at the Annual Meeting and will be given an opportunity to make a statement, if they so desire, and to respond to appropriate questions.
Other Matters
     NYMAGIC knows of no matters other than those described above that may come before the Annual Meeting. As to other matters, if any, that properly may come before the Annual Meeting, NYMAGIC intends that the proxyholders will vote your shares in accordance with their best judgment.
     The Company obtained an insurance policy which insures the Directors and officers of the Company and its subsidiaries against certain liabilities that they may incur in the performance of their duties, and insures the Company against obligations to indemnify such persons against such liabilities. The policy, effective May 31, 2005 through May 31, 2006, is underwritten by XL Specialty Insurance Company at a premium of $445,600. The foregoing information is provided to shareholders of the Company pursuant to Section 726(d) of the New York Business Corporation Law.

Submission of Shareholder Proposals and Discretionary Voting
     Your eligibility as a shareholder to submit proposals, the proper subject of such proposals and other issues governing shareholder proposals, are regulated by the rules adopted under Section 14 of the Exchange Act. To be considered for inclusion in the proxy statement and proxy card relating to NYMAGIC’s annual meeting of shareholders to be held in 2007, shareholder proposals must be received no later than December 29, 2006. If we do not receive notice of any matter to be considered for presentation at the 2007 annual meeting, although not included in the proxy statement, by March 7, 2007, management proxies may confer discretionary authority to vote on the matters presented at the 2007 annual meeting by a shareholder in accordance with Rule 14a-4 under the Exchange Act. All shareholder proposals should be delivered to the attention of: Corporate Secretary, NYMAGIC, INC., 919 Third Avenue, New York, NY 10022.
     Each proposal submitted should include the full and correct name and address of the shareholder(s) making the proposal, the number of shares beneficially owned and their date of acquisition. If beneficial ownership is claimed, proof thereof also should be submitted with the proposal. The shareholder or the shareholder’s representative must appear in person at the annual meeting and must present the proposal, unless the shareholder can show good cause for not doing so.
Annual Report and Proxy Statement
     Our proxy statement, including a copy of our annual report, may be delivered to multiple shareholders sharing an address unless we have received contrary instructions from you. Upon your written or oral request, we will send a separate copy of our proxy statement, including our annual report, to you. Should you choose to request a separate copy this year or for future materials, please call our Corporate Secretary at (212) 551-0600 or send a written request to: Corporate Secretary, NYMAGIC, INC., 919 Third Avenue, 10th Floor, New York, New York 10022.

BY ORDER OF THE BOARD OF

DIRECTORS OF NYMAGIC, INC.

Paul J. Hart
Senior Vice President,
General Counsel and Secretary
April 21, 2006

NYMAGIC, INC. C/O MELLON INVESTOR SERVICES 480 WASHINGTON BLVD. 29TH FLOOR JERSEY CITY, NJ 07310	VOTE BY MAIL Mark, sign and date your proxy card and return it in the postagepaid envelope we have provided or return it to NYMAGIC, INC., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	NYMGC1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NYMAGIC, INC.
The Board of Directors recommends a vote FOR Proposals 1 and 2.

Vote on Directors			For All	Withhold All	For All Except	To withhold authority to vote for any nominee(s), mark “For All Except” and write the nominee’s name on the line below.
1.	ELECTION OF DIRECTORS: Nominess: 01) John R. Anderson 02) Glenn Angiolillo 03) John T. Baily 04) David E. Hoffman 05) A. George Kallop 06) William J. Michaelcheck	07) William D. Shaw, Jr. 08) Robert G. Simses 09) George R. Trumbull, III 10) Glenn R. Yanoff 11) David W. Young	☐	☐	☐

Vote on Proposal		For	Against	Abstain

2.	RATIFICATION OF THE APPOINTMENT OF KPMG LLP as independent public accountants of the Company.	☐	☐	☐
The undersigned acknowledges receipt of the accompanying Proxy Statement and Annual Report dated April 21, 2006.

Please sign below exactly as name appears hereon. Joint owners must sign. If more than one trustee, all must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title and authority. If signing in the name of a corporation or partnership, please sign full corporate or partnership name and indicate title of authorized signatory.

For address changes and/or comments, please check this box and write them on the back where indicated.		☐
	Yes	No

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PROXY
NYMAGIC, INC.
PROXY SOLICITED ON BEHALF OF THE NYMAGIC, INC. BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 24, 2006
     The undersigned whose signature(s) appear(s) on the reverse side of this card hereby appoints George R. Trumbull, III and Paul J. Hart and each of them, with full power of substitution, proxies to represent and to vote all of the shares of Common Stock which the undersigned would be entitled to vote, on all matters which properly may come before the Annual Meeting of Shareholders of NYMAGIC, INC. (the “Company”), to be held at the offices of Reed Smith LLP, 599 Lexington Avenue, 29th Floor, New York, New York, 10022 on May 24, 2006, at 9:00 A.M., local time, and at any adjournment thereof.
     THE PROXIES WILL VOTE SUBJECT TO THE DIRECTIONS INDICATED ON THE REVERSE SIDE OF THIS CARD. IF NO DIRECTION IS PROVIDED, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS. THE PROXIES ALSO ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON ALL OTHER BUSINESS AS PROPERLY MAY COME BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)